São Paulo, June 30, 2021.

AZUL S.A.

Avenida Marcos Penteado de Ulhôa Rodrigues

nº 939, 8º andar, Edifício Jatobá, Tamboré

CEP 06460-040, Barueri - SP

Re: Azul S.A.

Ladies and Gentlemen,

1.       We have acted as Brazilian counsel to Azul S.A (“Company”) in connection with the registration statement on Form F-3 and accompanying prospectus, dated June 30, 2021 (the “Registration Statement”), provided to us and as filed by the Company with the United States Securities and Exchange Commission, pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.       We have not undertaken any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

3.       In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

4.       Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that:

a)	the Company is a corporation duly organized, validly existing and in good standing under the laws of Brazil; and

b)	in the event of an offering, upon due authorization, issuance, delivery, and payment of the consideration therefor of preferred shares of the Company, including preferred shares represented by American Depositary Shares pursuant to the Registration Statement and any applicable prospectus supplement thereto, the preferred shares will be considered duly authorized, duly and validly issued, fully-paid and non-assessable.

5.       We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the caption “Legal Matters.” In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

6.       This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

7.       This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Guilherme Sampaio Monteiro .

By       Pinheiro Neto Advogados